EXHIBIT 10.8

CHARMING SHOPPES, INC.
2003 Non-Employee Directors Compensation Plan
Amended and Restated Effective June 21, 2007

1.           Purpose and Scope of the Plan.

(a)           Purpose.  The purpose of this 2003 Non-Employee Directors Compensation Plan (the "Plan") of Charming Shoppes, Inc. (the "Company") is to advance the interests of the Company and its shareholders by providing for fair and adequate equity compensation of non-employee directors and an opportunity for deferral of compensation in order to attract and retain high quality persons to serve as directors and to enable such persons to increase their proprietary interest in the Company.  In furtherance of this purpose, the Plan provides for grants of Options, Stock Appreciation Rights, Restricted Stock Units, and/or Restricted Stock, and the opportunity for a director to elect deferred and alternative forms of compensation in lieu of cash fees for service as a director, including Deferred Shares and deferred cash.

(b)           Effect of Amendment and Restatement of the Plan.  The Company hereby amends and restates the Plan, effective June 21, 2007 (the "Effective Date"). The Plan was initially adopted on August 21, 1996 and was subsequently amended and restated on several occasions.  Non-employee director compensation before the Effective Date was governed by the Plan and other policies of the Company then in effect.

(c)           Grandfathered Accounts.  The amendment and restatement of January 1, 2005 and subsequent amendments to the Plan shall not affect Grandfathered Accounts (as defined below), which shall continue to be subject to, and governed by, the terms and conditions of the Plan as in effect on December 31, 2004, as set forth on the attached Exhibit A (Charming Shoppes, Inc. 2003 Non-Employee Directors Compensation Plan).

(d)           Relation of Plan to Other Director Compensation. The amount, timing, and other terms of cash compensation that may be paid by the Company to non-employee directors are not governed by this Plan, except to the extent that opportunities for deferral of cash compensation otherwise payable to a director, or receipt of such cash compensation in alternative forms, may be made available to a director under this Plan.  In addition, adoption of the Plan does not limit the authority of the Board of Directors in adopting other compensation programs in which directors may participate.

2.           Definitions.  In addition to the terms defined in Section 1, the following terms shall be defined as set forth below:

(a)           "Account" means the account established and maintained by the Company for RSUs granted under Section 6 and Deferred Shares and deferred cash credited under Section 8.  A subaccount for RSUs and a subaccount for such Deferred Shares and deferred cash may be designated within the Account.  The Account and RSUs, Deferred Shares and deferred cash credited to the Account will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.

(b)           "Administrator" means the individual or committee specified in Section 3(b) to whom the Board has delegated authority to administer the Plan.

(c)           "Beneficiary" means the person(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Administrator to receive the benefits specified under the Plan upon such Participant's death.  If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

(d)           "Board" means the Board of Directors of the Company.  The Board may delegate its functions to a committee of the Board as specified under Section 3(a), in which case references to the Board shall be deemed to include such committee.

(e)           "Change in Control" and related terms are defined in Section 12.

(f)           "Code" means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

(g)           "Deferred Shares" means a Share Unit credited to a Participant's Account under Section 8 as a result of deferral of cash fees.

(h)           "Director Compensation" means annual retainer fees payable to a director in his or her capacity as such for service on the Board and service as chairman of any Board committee, and any other fees payable to a director in his or her capacity as such for attending meetings and other service on the Board and Board committees; provided, however, that the Administrator may determine that specific fees will not be deemed Director Compensation.  Reimbursement of expenses does not constitute Director Compensation.

(i)           "Disability" means a Participant's termination of service as a director of the Company due to a physical or mental incapacity of long duration which renders the Participant unable to perform the duties of a director of the Company.

(j)           "Exchange Act" means the Securities Exchange Act of 1934, as amended, including rules thereunder and successor provisions and rules thereto.

(k)           "Grandfathered Account" means that portion of a Participant's Account that was earned and vested as of December 31, 2004, and shall include earnings (including dividends paid in accordance with Section 13(b) and dividends and dividend equivalents paid in accordance with Section 9(a)) credited to such amount under the terms of the Plan.  All Grandfathered Accounts shall be calculated in accordance with Section 409A of the Code.  The Company shall maintain a separate record of Grandfathered Accounts.

(l)           "Fair Market Value" means, with respect to Shares, the fair market value of such Shares determined by such methods or procedures as shall be established from time to time by the Board.  Unless otherwise determined by the Board, the Fair Market Value of a Share as of any given date means the closing sale price of a Share reported on the Nasdaq Global Select Market (or, if Shares are then principally traded on a national securities exchange, in the reported "composite transactions" for such exchange) for such date, or, if no Shares were traded on that date, on the next preceding day on which there was such a trade.

(m)           “Mandatory Retirement” means the termination of a director's service in accordance with any mandatory retirement policy adopted by the Board of Directors and then in effect.

(n)           "Option" means the right, granted to a Participant under Section 7, to purchase a specified number of Shares at the specified exercise price for a specified period of time under the Plan.  All Options will be non-qualified stock options.

(o)           "Participant" means any person who has been granted an Option which remains outstanding, has RSUs, Deferred Shares or deferred cash credited to his or her Account, or has elected to defer receipt of Director Compensation in the form of Deferred Shares or deferred cash under the Plan.

(p)           "Plan Year" means, with respect to a Participant, the period commencing at the time of election of the director at an annual meeting of shareholders (or the election of a class of directors if the Company then has a classified Board of Directors), or the director's initial appointment to the Board if not at an annual meeting of shareholders, and continuing until the close of business of the day preceding the next annual meeting of shareholders.

(q)           "Restricted Stock" means Shares granted under Section 6, subject to a risk of forfeiture and restrictions on transfer for a specified period.

(r)           "RSU" or "Restricted Share Unit" means a Share Unit credited to a Participant's Account as a grant under Section 6, which is subject to a risk of forfeiture for a specified period.

(s)           "Shares" means shares of common stock of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 13(b).

(t)           "Share Unit" means a right to receive, at a specified settlement date, delivery of one Share, subject to the terms and conditions of the Plan.  Share Units in the form of RSUs shall be subject to a risk of forfeiture, but Share Units in the form of Deferred Shares will be at all times non-forfeitable.

(u)           "Stock Appreciation Right" or "SAR" means the right, granted to the Participant under Section 7, to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the SAR as determined by the Board at the time of grant.

(v)           "Valuation Date" shall mean the close of business on the last business day of each calendar quarter and, in the case of any final distribution of deferred cash from a Participant's Account, the day as of which such distribution is made; provided, however, that the Administrator may specify a different Valuation Date in order to coordinate the Participant's deferred cash balance with any actual investment by which the deferred cash balance is to be measured.

3.           Administration.

(a)           Authority.  Both the Board and the Administrator (subject to the ability of the Board to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Board may delegate any or all of its functions to a committee of the Board, provided that the Board shall approve the form and amount of compensation to directors under any provision of the Plan.  The Administrator may perform any function of the Board under the Plan, except for establishing the form and amount of compensation under any provision, adopting material amendments to the Plan under Section 13(e), and any other function from time to time specifically reserved by the Board to itself.  Any actions of the Board or the Administrator with respect to the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, except that any action of the Administrator will not be binding on the Board.  The Board and Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

(b)           Administrator.  The Administrator shall be the Executive Vice President, General Counsel and Secretary of the Company, or, if that officer is unavailable, the Executive Vice President, Chief Financial Officer, or, if that officer is unavailable, the Executive Vice President and Director of Human Resources; provided, however, that the Board may designate a different individual or committee to serve as Administrator.  In any case in which a director is a member of the Administrator, such director shall not act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan.  No bond or other security need be required of the Administrator or any member thereof in any jurisdiction.

(c)           Limitation of Liability.  Each member of the Board and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan.  No member of the Board or the Administrator, nor any person to whom ministerial duties under the Plan have been delegated, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.           Shares Available Under the Plan.  Subject to adjustment as provided in Section 13(b), the total number of Shares reserved and available for delivery under the Plan for awards granted on or after June 26, 2003 shall be 600,000; provided however, that, in no event may more than 50% of such Shares be delivered in connection with "full-value Awards."   For this purpose, "full-value Awards" means awards other than Options or SARs for which a Participant does not pay or surrender rights to payment equal to at least the Fair Market Value of the award determined at the date of grant.  Shares subject to and to be delivered in connection with awards granted before June 26, 2003 which remain outstanding at that date shall be drawn from the shares reserved and available under the Plan at the time of grant.   The Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.  For purposes of this Section 4, Shares subject to an award under the Plan (including an award granted before June 26, 2003) that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of Shares to the Participant, including the number of Shares withheld or surrendered in payment of any exercise or purchase price of an award and including the number of Shares subject to an award but not delivered upon exercise or settlement of the award, will become available for awards under the Plan.

5.           Eligibility.  Each non-employee director of the Company may participate in the Plan, subject to the terms hereof.  No person other than those specified in this Section 5 will be eligible to participate in the Plan.  The Administrator will notify each person of his or her eligibility to participate in an elective feature of the Plan not later than 15 days prior to any deadline for filing an election form.

6.           Grants of Restricted Stock or RSUs.  Restricted Stock and/or RSUs shall be granted to non-employee directors in accordance with policies established from time to time by the Board specifying the directors or classes of directors to be granted such awards, the number of shares of Restricted Stock or RSUs to be granted, and the time or times at which such awards shall be granted.  An award granted under this Section 6 shall become vested and non-forfeitable at such dates as may be specified by the Board, and shall have such other terms as may be established by the Board.

(a)           One-Time Grant Upon First Election as a Non-Employee Director. The policy with respect to newly appointed or elected non-employee directors under this Section 6, effective as of June 21, 2007 and continuing until modified or revoked by the Board, shall be as follows:

(i)	Award Type and Amount. Effective June 21, 2007, one-time grants of Restricted Stock to each newly appointed or elected non-employee director were discontinued.

(ii)
Vesting and Forfeiture Terms.   With respect to Restricted Stock granted before June 21, 2007 under this Section 6(a), one-third of the number of Shares of Restricted Stock shall vest and become non-forfeitable at the close of business on June 1 of each of the three calendar years following the date of grant of such award, rounded to the nearest number of whole Shares, subject to the following:

(A)
In the event of a Change in Control or termination of the Participant's service as a director due to death or Disability, the award, if not previously vested or forfeited, shall immediately vest and become non-forfeitable in full.

(B)
In the event of termination of the Participant's service as a director due to Mandatory Retirement by the Participant, the award, if not previously vested or forfeited, shall immediately vest and become non-forfeitable as to that number of Shares of Restricted Stock as would have vested and become non-forfeitable if the Participant had continued to serve as a director through the anticipated date of the next annual meeting of shareholders.

Unless otherwise determined by the Board, an award of Restricted Stock that has not vested at or before the time of termination of the Participant's service as a director  (this would include all unvested Restricted Stock in the event of a director's removal from service) will cease to vest and will be forfeited upon such termination.

(b)            Annual Grant to a Non-Employee Director.  The policy with respect to annual grants of RSUs under this Section 6, effective as of June 21, 2007 and continuing until modified or revoked by the Board, shall be as follows:

(i)
Award Type and Amount.  At the date of the 2007 Annual Meeting of Shareholders and each subsequent annual meeting of shareholders at which a director is elected or reelected as a member of the Board (or at which members of another class of directors are elected or reelected, if the Company then has a classified Board), RSUs shall be automatically granted to each non-employee director eligible to participate in the Plan at the close of business on that date.  The number of such RSUs to be granted shall equal $135,000 divided by the Fair Market Value of a Share on the date of grant.  If a non-employee director is initially elected or appointed at a date that does not coincide with the date of an annual meeting and does not fall on or between June 1 and the date of that year's annual meeting, if he or she is eligible to participate in the Plan at that date, he or she will be automatically granted the number of RSUs equal to (A) $135,000 multiplied by a fraction the numerator of which is the number of days from the date of grant to the anniversary of the most recent annual meeting and the denominator of which is 365, divided by (B) the Fair Market Value of a Share on the date of grant, with the resulting number of RSUs rounded to the nearest whole RSU.

(ii)	Vesting and Forfeiture Terms. Such award shall become vested and non-forfeitable as to all RSUs at the close of business on the June 1 following the date of grant, subject to the following:

(A)
In the event of a Change in Control or termination of the Participant's service as a director due to death or Disability, the award, if not previously vested or forfeited, shall immediately vest and become non-forfeitable in full.

(B)
In the event of termination of the Participant's service as a director due to a voluntary termination of service or  Mandatory Retirement by the Participant, the award, if not previously vested or forfeited, shall immediately vest and become non-forfeitable as to that number of RSUs equal to the total number of RSUs multiplied by a fraction the numerator of which is the number of days from the date of grant to the date of termination of service and the denominator of which is the number of days from the date of grant until the June 1 following the date of grant of such award (such fraction in no event will exceed one).

Unless otherwise determined by the Board, an award of RSUs that has not vested at or before the time of termination of the Participant's service as a director (this would include all unvested RSUs in the event of a director's removal from service) as provided herein will cease to vest and will be forfeited upon such termination.

(c)           Dividends and Dividend Equivalents.  Unless otherwise determined by the Board, cash dividends on Restricted Stock which are not large, special and non-recurring and which are paid prior to the lapse of the risk of forfeiture on such Restricted Stock shall be paid to the Participant when paid to the Company's shareholders.  Other dividends will be payable or not payable and subject to adjustment to the Restricted Stock in accordance with Section 13(b).  Dividend Equivalents will be credited on RSUs in accordance with Section 9(a), with the resulting additional RSUs subject to the same terms, including risk of forfeiture, as the RSUs on which the dividend equivalent was paid; provided, however, that such dividend equivalents may instead be paid in cash, subject to such terms as the Administrator may determine, if reinvestment of dividends is determined by the Administrator to be administratively burdensome.

(d)           Other Restricted Stock Terms.  Restricted Stock shall be nontransferable by the Participant at any time that the award remains subject to a risk of forfeiture.  Restricted Stock granted under the Plan may be evidenced in such manner as the Administrator shall determine.  Unless otherwise determined by the Administrator, if certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.  Upon the lapse of restrictions on Restricted Stock, the Share certificate shall be released by the Company to the Participant with any legend relating to such restrictions removed.

(e)           Settlement of RSUs.

(i)
General Rule. Except as provided in (ii) – (v) below, RSUs shall be settled promptly at the time the RSUs become vested (and in any case within 90 days thereafter); provided, however, that settlement of RSUs shall be subject to delayed settlement if and to the extent specified in Section 10(d), (e) or (f) below.

(ii)	Deferral Election. A director may elect to defer settlement of RSUs by timely filing an election with the Company as provided below:

A.
Timing of Elections. A deferral election must generally be made by the end of the calendar year prior to the Plan Year in which the RSU is granted.  However, a newly eligible Participant (within the meaning of Treas. Reg. § 1.409A-2(a)(7)) may make a deferral election with respect to an initial grant of RSUs under Section 6(b) within 30 days of election or appointment to the Board (which will apply only to the portion of the RSUs attributable to service by the director after the election has been filed), or at such other time as is permitted under Section 409A of the Code.

B.
Effect and Irrevocability of Elections.  Elections relating to RSUs filed before the calendar year in which the Plan Year to which they relate begins, other than those subject to Section 9(c), shall become irrevocable immediately before the beginning of such calendar year unless the Administrator specifies an earlier time.  Elections subject to Section 9(c) shall become irrevocable in accordance with Section 9(c).  Other elections shall become irrevocable upon filing or at such other time as may be specified by the Administrator.  The latest election filed with the Administrator shall be deemed to supersede all prior inconsistent elections that remain revocable at the time of filing of the latest election.

(iii)
Matters To Be Elected.  The Administrator will provide a form or forms of election which will permit a director to make appropriate elections with respect to all relevant matters under this Section 6.  This election form may be included in the document evidencing the grant of RSUs.

(iv)	Permitted Elections as to Settlement. Elections as to the time of settlement of deferred RSUs shall conform to the terms of Section 9(c).

(v)
Forfeiture Risk.  A validly deferred RSU will remain forfeitable as provided herein until the RSU has become vested.  Thereafter, although it will still be referred to as an RSU for purposes of the Plan, it will be non-forfeitable.

7.           Grants of Options and SARs.   Options and/or SARs shall be granted to non-employee directors in accordance with policies established from time to time by the Board specifying the directors or classes of directors to be granted such awards, the number of shares to be subject to Options or SARs, and the time or times at which such awards shall be granted, vested, exercisable, and expire, and such other terms as may be established by the Board.

(a)           Annual Grant of Option to a Non-Employee Director. The policy with respect to annual grants of Options under this Section 7, effective as of June 21, 2007 and continuing until modified or revoked by the Board, shall be as follows:

(i)	Award Type and Amount. Effective June 21, 2007, annual grants of Options to non-employee directors were discontinued.

(ii)
Vesting and Forfeiture Terms.  With respect to each Option granted before June 21, 2007 under this Section 7(a), the Option shall vest and become exercisable in full at the close of business on the June 1 following the date of grant of such award, subject to the following:

(A)
If such Option has not previously vested or been forfeited, it shall vest and become exercisable in full upon a Change in Control, upon the Participant's death, or upon the termination of the Participant's service as a director due to Disability.

(B)
If such Option has not previously vested or been forfeited, it shall vest and become exercisable as to the "Pro Rata Shares" upon a termination of the Participant's service as a director due to a voluntary termination of service (i.e., excluding termination due to Disability or Mandatory Retirement).  For purposes of this Section 7(a)(ii), the "Pro Rata Shares" shall be the number of Shares determined by multiplying (1) the number of Shares as to which the Option would have vested and become exercisable if the Participant had continued to serve as a director through the anticipated date of the next annual meeting of shareholders by (2) a fraction the numerator of which is the number of days from the date of the latest annual meeting of shareholders through the date of the Participant's termination and the denominator of which is 365 (rounded up to the next whole share).

(C)
Any portion of an Option that has not vested and become exercisable at the date of a director's Mandatory Retirement shall remain outstanding and become exercisable in accordance with the first sentence of this Section 7(a)(ii), provided that such Option shall become exercisable in full upon a Change in Control or the death of the director, and each such portion of the Option that becomes exercisable after such Mandatory Retirement shall expire at the end of the one-year period following the date it becomes exercisable as provided in Section 7(a)(iii).

Except in the case of a Mandatory Retirement or as otherwise determined by the Board, any portion of a Participant's Option that has not vested and become exercisable at or before the time of termination of the Participant's service as a director  (this would include the entire unvested Option in the event of a director's removal from service) as provided herein will cease to vest and will be forfeited upon such termination.

(iii)
Option Term.  With respect to each Option granted before June 21, 2007 under this Section 7(a), the Option, to the extent not previously forfeited, shall expire at the earlier of (i) ten years after the date of grant (or such earlier date as may be specified by the Board prior to grant), or (ii) one year after the Participant ceases to serve as a director of the Company for any reason except that, in the case of a termination due to Mandatory Retirement, any portion of the Option that becomes exercisable at a date following the Mandatory Retirement, as provided in Section 7(a)(ii)(C), shall expire one year after the date such portion vests and becomes exercisable.  (Note: Portions of any Option that were vested and exercisable at the date of Mandatory Retirement will expire one year after such Mandatory Retirement, but in no event later than ten years after the date of grant).

(b)           Exercise Price and Grant Price.  The exercise price per Share purchasable under an Option will be equal to 100% of the Fair Market Value of a Share on the date of grant of the Option.  The grant price per Share subject to an SAR will be equal to 100% of the Fair Market Value of a Share on the date of grant of the SAR.

(c)           Option and SAR Maximum Term. The maximum term of an Option or SAR granted hereunder shall be ten years from the date of grant.

(d)           Payment of Exercise Price.  The exercise price of an Option shall be paid to the Company either in cash or by the surrender of Shares or the withholding of Shares from those deliverable upon exercise of the Option, or any combination thereof, or in such other lawful form or manner as may be established by the Administrator; provided, however, that, unless otherwise determined by the Administrator, Shares shall not be surrendered or withheld in payment of the exercise price if such surrender or withholding would result in additional accounting expense to the Company.

8.           Deferral of Fees In Deferred Shares and Deferred Cash.  Each director of the Company who is eligible under Section 5 may elect, in accordance with Section 8(a), to defer receipt of Director Compensation in the form of Deferred Shares under Section 8(b) or deferred cash under Section 8(c).

(a)           Elections.  A director shall elect to participate in the deferral feature under this Section 8 and the terms of such participation by timely filing an election with the Company as provided below:

(i)
Timing of Elections. A deferral election must generally be made by the end of the calendar year prior to the Plan Year in which the Director Compensation will be earned.  However, a newly eligible Participant (within the meaning of Treas. Reg. § 1.409A-2(a)(7)) may make a deferral election with respect to Director's initial Director Compensation (earned after the date of such election) within 30 days of election or appointment to the Board, or at such other time as is permitted under Section 409A of the Code.

(ii)
Effect and Irrevocability of Elections.  Elections shall be deemed continuing and therefore applicable to Plan Years after the initial Plan Year covered by the election, until the election is modified or superseded by the Participant.  Elections other than those subject to Section 9(c) shall become irrevocable at the commencement of the calendar year which includes the first day of the Plan Year to which an election relates.  Elections relating to the time and manner of settlement of an Account shall become irrevocable at the specified deadline for the filing of such elections under Section 9(c) unless the Administrator specifies a different time.  The latest election filed with the Administrator shall be deemed to supersede all prior inconsistent elections that remain revocable at the time of filing of the latest election prior to the beginning of a Plan Year or at such other date as may be specified by the Administrator, provided that any date so specified shall ensure effective deferral of taxation and otherwise comply with applicable laws.

(iii)
Matters To Be Elected.  The Administrator will provide a form or forms of election which will permit a director to make appropriate elections with respect to all relevant matters under this Section 8 and Section 9.

(iv)
Time of Filing Elections.  An election must be received by the Administrator prior to the deadline specified by the Administrator.  Under no circumstances may a Participant defer compensation to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

(b)           Deferral of Director Compensation in the Form of Deferred Shares.  If a Participant has elected to defer receipt of a specified amount of Director Compensation in the form of Deferred Shares, a number of Deferred Shares shall be credited to the Participant's Account, as of the date such Director Compensation otherwise would have been payable to the Participant but for such election to defer, equal to (i) such amount otherwise payable divided by (ii) the Fair Market Value of a Share at that date.  Deferred Shares credited under this Section 8(b) shall be subject to the terms and conditions of Deferred Shares specified in Sections 9(a), 9(b), and 9(c).  The right and interest of each Participant in Deferred Shares credited to the Participant's Account under this Section 8(b) at all times will be nonforfeitable.

(c)           Deferral of Director Compensation in the Form of Deferred Cash.  If a Participant has elected to defer receipt of a specified amount of Director Compensation in the form of deferred cash, an amount equal to such specified amount shall be credited to the Participant's Account as of the date such Director Compensation otherwise would have been payable to the Participant but for such election to defer.  Deferred cash credited to a Participant's Account may be invested in such investment vehicles as may be designated from time-to-time by the Board or a Board committee.  The terms of any such investment (including relating to timing, crediting of earnings and losses, and reallocation among investment vehicles) shall be subject to such rules, regulations and determinations as may be adopted by the Administrator. The Company may link the earnings and losses under designated investment vehicles to the returns of actual investments in such vehicles, which investments may be made directly by the Company or through a rabbi trust or other intermediary; provided, however, that the Participant shall have no rights with respect to any specific assets that would cause the Participant to be other than an unsecured creditor of the Company or to be otherwise in constructive receipt of any cash or property.  The right and interest of each Participant relating to deferred cash credited to his or her Account at all times will be nonforfeitable.

(d)           Cessation of Service as a Director.  If any Director Compensation otherwise subject to an election would be paid to a Participant after he or she has ceased to serve as a director, such payment shall not be subject to deferral under this Section 8, but shall instead be paid in accordance with the Company's regular non-employee director compensation policies.

9.           Other Terms of Accounts.

(a)           Dividend Equivalents on Share Units.  Dividend equivalents will be credited on Share Units (i.e., RSUs and Deferred Shares) credited to a Participant's Account as follows:

(i)
Cash and Non-Share Dividends.  If the Company declares and pays a dividend on Shares in the form of cash or property other than Shares, then a number of additional Share Units shall be credited to a Participant's Account as of the designated crediting date for such dividend equal to (i) the number of Share Units credited to the Account as of the record date for such dividend, multiplied by (ii) the amount of cash plus the Fair Market Value of any property other than Shares actually paid as a dividend on each Share at such payment date, divided by (iii) the Fair Market Value of a Share at such designated crediting date.

(ii)
Share Dividends and Splits.  If the Company declares and pays a dividend on Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional Share Units shall be credited to the Participant's Account as of the payment date for such dividend or forward Share split equal to (i) the number of Share Units credited to the Account as of the record date for such dividend or split multiplied by (ii) the number of additional Shares actually paid as a dividend or issued in such split in respect of each Share.

(iii)
Designated Crediting Date.  The Administrator may designate the crediting date for dividend equivalents under Section 9(a)(i), which may be not earlier than the dividend payment date and not later than six months after the dividend payment date.  No interest will be credited on cash amounts between the dividend payment date and the designated crediting date.

(b)           Reallocation of Accounts.  A Participant shall have no right to have amounts credited as cash in his or her Account reallocated or switched to Share Units in such Account or amounts credited as Share Units in such Account reallocated or switched to deferred cash in such Account, unless otherwise determined by the Board.  The foregoing notwithstanding, in the event of a Change in Control, unless otherwise specifically elected by the Participant prior to the Change in Control, the Participant's Share Unit balance in his or her Account shall be automatically converted into deferred cash based on the Fair Market Value of Shares as of the close of business on the day of the Change in Control (or, if no Shares remain outstanding at that time, as of the close of business on the day preceding the Change in Control).  If and to the extent authorized under Section 8(c), amounts of deferred cash may be reallocated among investment alternatives made available for cash deferrals under the Plan.

(c)           Elections as to Settlement.  Each Participant, at the time the Participant makes a deferral election under Section 6(e) or Section 8(a) shall file an election with the Administrator specifying the time or times at which the Participant's Account will be settled, following the Participant's termination of service as a director of the Company, and whether distribution will be in a single lump sum or in a number of annual installments not exceeding ten; provided, however, that, if no valid election has been filed as to the time of settlement of a Participant's Account or any portion thereof, such Account or portion thereof shall be distributed in a single lump sum on the first business day of the year following the year in which the Participant ceases to serve as a director.  If installments are elected, such installments must be annual installments commencing not later than the first year following the year in which the Participant ceases to serve as a director (on such annual installment date as may be specified by the Administrator) and extending over a period not to exceed ten years.

(i)
Matters Covered by Election.  Subject to the terms of the Plan, the Administrator shall determine whether all deferrals under the Plan must be subject to a single election as to the time or times of settlement, or whether settlement elections may relate to deferrals relating to a specified Plan Year.  If the Administrator permits elections to relate to a specified Plan Year, such election shall apply to the amounts originally credited in respect of such Plan Year and to any additional amounts credited as dividend equivalents or interest in respect of such originally credited amounts and previously credited additional amounts.

(ii)
Modifying Elections.  A Participant may modify a prior election as to the time at which a Participant's Account (or portion thereof) will be settled and/or the form of settlement (i.e., lump sum or installments, or the number of installments) at any time by filing a new election with the Administrator, subject to, and in accordance with paragraphs (A) and (B), below.  The foregoing notwithstanding, elections under this Section 9(c) shall not be permitted, if permitting such an election would result in constructive receipt by the Participant of compensation in respect of the Participant's Account prior to the actual settlement of such Account or would violate Section 409A of the Code.

(A)
Second Elections.  To the extent permitted under Section 409A of the Code and the regulations issued thereunder, a Participant may change the form of settlement (i.e., lump sum or installments, or the number of installments) and/or the settlement date selected under a deferral election, provided (a) the new election must be must be filed with the Administrator at least 12 full months before settlement would occur under the election in place prior to the change, (b) the new election is not effective for a period of 12 months from the date made, and (c) the settlement date under the modified election defers settlement for at least 5 years from the date settlement would otherwise have occur.

(B)
Special 2006 and 2007 Elections.  Notwithstanding anything in Section 6, Section 8 or this Section 9 to the contrary, to the extent permitted under Section 409A of the Code and the regulations issued thereunder, a Participant may make a new election on or before December 31, 2007 as to the settlement date and/or form (i.e., lump sum or installments, or the number of installments) of deferred RSUs, deferred cash and/or Deferred Shares credited to the Participant's Account.  However a Participant shall not be permitted in 2006 to change an election in a manner that will defer settlement of amounts that the Participant otherwise would have received in 2006 or cause payments to be made in 2006 pursuant to the 2006 election; and a Participant shall not be permitted in 2007 to change an election in a manner that will defer settlement of amounts that the Participant otherwise would have received in 2007 or cause payments to be made in 2007 pursuant to the 2007 election.

(d)           Statements.  The Administrator will furnish statements to each Participant reflecting the amounts credited to a Participant's Account, transactions therein, and other related information no less frequently than once each calendar year.  Statements may be combined with other information, including information with respect to other compensation plans, being provided to the Participant.

(e)           Fractional Shares.  The amount of Share Units credited to an Account shall include fractional Shares calculated to at least three decimal places.

10.           Settlement of Accounts.  The Company will settle a Participant's Account by making one or more distributions to the Participant (or his or her Beneficiary, following Participant's death) at the time or times, in a lump sum or installments, as specified in the Participant's election(s) filed in accordance with Sections 6(e) and 9(c); provided, however, that an Account will be settled at times earlier than those specified in such election in accordance with Sections 10(b), or 10(c); and provided further, that RSUs as to which no valid election to defer has been filed will be settled at the date specified in connection with the award under Section 6.

(a)           Form of Distribution.  Distributions in settlement of a Participant's Account shall be made only in cash with respect to deferred cash and in Shares with respect to Share Units.

(b)           Death or Disability.  If a Participant ceases to serve as a director due to death or Disability or dies prior to distribution of all amounts from his or her Account, the Company shall make a single lump-sum distribution to the Participant or his or her Beneficiary.  Any such distribution shall be made as soon as practicable (and in any case within 90 days) following notification to the Company of the Participant's death or Disability.

(c)           Financial Emergency and Other Payments.  Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Board determines that the Participant has suffered an unforeseeable financial emergency, the Board may direct the payment to the Participant all or a portion of the balance of the Participant's Account and the time and manner of such payment.  For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency.  It is intended that the Committee's determination as to whether a Participant has suffered an "unforeseeable financial emergency" and the amount of any distribution related to such emergency shall be made consistent with the requirements under Code section 409A.

(d)           Distribution Upon a Change in Control.  Other provisions of the Plan notwithstanding, settlement of RSUs and Accounts in the event of a Change in Control will occur only if an event relating to the Change in Control constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. § 1.409A-3(i)(5).  In such event, the Company shall make a single lump-sum distribution to the Participant in settlement of his or her RSUs and in settlement of his or her Account as promptly as practicable and in any case not later than 90 days following the event.  If a Change in Control occurs without triggering a distribution under the preceding sentence, the distribution will instead occur upon the occurrence of the next following event that, under Code Section 409A, would be a permissible event triggering distributions of deferred compensation.

(e)           Distributions in Certain Cases if Director Has Become an Employee.  Other provisions of the Plan notwithstanding, if a director is a “Key Employee” at the time of settlement of his or her RSUs or Account, any such settlement subject to Section 409A (a)(2)(A)(i) that would be made within six months following a separation from service of the Director shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i).  If distributions are delayed pursuant to this provision, the accumulated amounts withheld on account of Section 409A will be paid on the first business day after the end of the six-month period.  If the Participant dies during the six-month period, the withheld amounts shall be paid to the Participant’s Beneficiary soon as practicable (and in any case within 90 days) after the Participant’s death.  In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period.  The term “Key Employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Committee or its delegate.  The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of sections 416(i) and 409A of the Internal Revenue Code and the regulations issued thereunder.  This paragraph 10(e) shall not apply to Grandfathered Accounts, which shall continue to be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004.

(f)           Separation from Service.   Other provisions of the Plan notwithstanding, settlement of RSUs and Accounts triggered by a Participant’s termination of service and intended to qualify under Section 409A(a)(2)(A)(i) shall be made only at the time that the Participant has had a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) (or earlier at such time, after a termination of service as a director but subject to Section 13(h) below, that there occurs another event triggering a distribution under the Plan or the applicable Award agreement in compliance with Section 409A).

11.           Limitations on Deferrals and Related Participant Rights.  The rights of a Participant with respect to deferrals under Sections 6, 8, 9, and 10, including any right to modify an election as to the time of settlement under Section 9(c), shall be limited or suspended at any time if and to the extent required by law or if the existence of such right would cause a Participant to be deemed to be in constructive receipt of amounts credited to his or her Account or otherwise cause the Participant's deferral of taxation with respect to compensation deferred hereunder to be ineffective.  The Plan is intended to comply with the applicable requirements of Code Section 409A and its corresponding regulations and related guidance, and shall be maintained and administrated in accordance with Code Section 409A.  Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Code Section 409A, and the Company shall have no authority to accelerate distributions relating to deferrals subject to Code Section 409A in excess of the authority permitted under Section 409A.

12.           Definitions Relating to Change in Control.  For purposes of this Plan, the following definitions shall apply:

(a)         "Beneficial Owner," "Beneficially Owns," and "Beneficial Ownership" shall have the meanings ascribed to such terms for purposes of Section 13(d) of the Exchange Act and the rules thereunder, except that, for purposes of this Section 12, "Beneficial Ownership" (and the related terms) shall include Voting Securities that a Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, options or otherwise, regardless of whether any such right is exercisable within 60 days of the date as of which Beneficial Ownership is to be determined.

(b)         "Change in Control" means and shall be deemed to have occurred if, after the Effective Date,

(i)
any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security of the Company and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 20 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(ii)
those individuals who as of the Effective Date constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the Effective Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(iii)
there is consummated a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a "Transaction"), other than a Transaction which would result in the holders of Voting Securities having at least 80 percent of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60 percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such Transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; or

(iv)
there is implemented or consummated a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in Related Parties owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

(c)         "Person" shall have the meaning ascribed for purposes of Section 13(d) of the Exchange Act and the rules thereunder.

(d)         "Related Party" means (i) a majority-owned subsidiary of the Company; or (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (iii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities; or (iv) if, prior to any acquisition of a Voting Security which would result in any Person Beneficially Owning more than ten percent of any outstanding class of Voting Security and which would be required to be reported on a Schedule 13D or an amendment thereto, the Board approved the initial transaction giving rise to an increase in Beneficial Ownership in excess of ten percent and any subsequent transaction giving rise to any further increase in Beneficial Ownership; provided, however, that such Person has not, prior to obtaining Board approval of any such transaction, publicly announced an intention to take actions which, if consummated or successful (at a time such Person has not been deemed a "Related Party"), would constitute a Change in Control.

(e)         "Voting Securities" means any securities of the Company which carry the right to vote generally in the election of directors.

13.         General Provisions.

(a)         Limits on Transferability.  Restricted Stock prior to the lapse of restrictions, Options, RSUs, Deferred Shares, deferred cash, and all other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution, or to a Beneficiary in the event of a Participant's death, and will not otherwise be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary.  Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.  The foregoing notwithstanding, the Administrator may permit a Participant to transfer Options and related rights to one or more trusts, partnerships, or family members during the lifetime of the Participant solely for estate planning purposes, but only if and to the extent then consistent with the registration of any offer and sale of Shares related thereto on Form S-8, Form S-3, or such other registration form of the Securities and Exchange Commission as may then be permitted to be filed with respect to the Plan.  The Company may rely upon the beneficiary designation last filed in accordance with this Section 13(a).

(b)         Adjustments.  In the event that any large, special and non-recurring dividend or other distribution in the form of cash or other property, recapitalization, forward or reverse split, Share dividend,  reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of a Participant's rights under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares reserved and available for delivery under the Plan and to be subject to Restricted Stock, Options, SARs, RSUs and Deferred Shares thereafter granted or credited, (ii) the limits upon the number of Shares that may be subject to Restricted Stock, RSUs, Options and SARs automatically granted under Sections 6 and 7 and any specification of the number automatically granted, (iii) the number and kind of Shares outstanding as Restricted Stock, (iv) the number and kind of Shares deliverable upon exercise of outstanding Options and SARs, and the exercise price per Share thereof (provided that no fractional Shares will be delivered upon exercise of any Option or SAR), and (v) the number and kind of Shares then credited as RSUs and Deferred Shares (taking into account any Share Units credited as dividend equivalents under Section 9(a)) and by reference to which RSUs and Deferred Shares are valued under the Plan.

(c)                Receipt and Release.  Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation deferred and relating to the Account to which the payments relate against the Company, the Board, or the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.  In the case of any payment under the Plan of less than all amounts then credited to an Account in the form of RSUs or Deferred Shares, the amounts paid shall be deemed to relate to the RSUs or Deferred Shares credited to the Account at the earliest time.

(d)           Compliance.  The Company shall have no obligation to settle any Account of a Participant (in any form) until all legal and contractual obligations of the Company relating to establishment of the Plan and such settlement shall have been complied with in full.  In addition, the Company shall impose such restrictions on Shares delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the Nasdaq National Market or any other stock exchange or automated quotation system upon which the Shares are then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company's Articles of Incorporation or By-Laws, or any other law, regulation, or binding contract to which the Company is a party.

(e)              Changes to the Plan and Awards.  The Board may amend, suspend or discontinue the Plan, the authority to grant awards under the Plan, or any outstanding award (and any agreement relating thereto) without the consent of any other party, including shareholders or Participants; provided, however, that any amendment shall be subject to shareholder approval if and to the extent then required under applicable rules of the Nasdaq National Market or any other stock exchange or automated quotation system upon which the Shares may then be listed or quoted; and provided further, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any award theretofore granted.  The foregoing notwithstanding, the Board, in its sole discretion, may terminate the Plan (in whole or in part).  If the Board terminates the Plan, amounts credited the Participant's Account shall be paid in accordance with the terms of the Plan.  In the event of a Change in Control that constitutes a “change in control” event within the meaning of Code Section 409A, the Plan shall terminate as of the date of the Change in Control and the amounts credited to the Participant's Account shall be distributed as soon as practicable thereafter consistent with Code Section 409A.

Without the prior approval of shareholders, the Committee will not amend or replace previously granted Options in a transaction that constitutes a "repricing."   For this purpose, a "repricing" means: (1) amending the terms of an Option after it is granted to lower its exercise price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange for another Option, Restricted Stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.  A cancellation and exchange described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Option holder.

(f)           Unfunded Status of Plan; Creation of Trusts.  The Plan is intended to constitute an "unfunded" Plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder (except insofar as Shares are issued in connection with Restricted Stock).  With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Board may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Board otherwise determines with the consent of each affected Participant.  The establishment and maintenance of, or allocations and credits to, the Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of any trust.

(g)           Other Participant Rights.  No Participant shall have any of the rights or privileges of a shareholder of the Company under the Plan, including as a result of the grant of an Option or SAR, or crediting of RSUs, Deferred Shares or other amounts to an Account, or the creation of any Trust and deposit of Shares therein, except at such time as such Option or SAR may have been duly exercised or Shares may be actually delivered in settlement of an Account (in whole or in part); provided, however, that a Participant granted Restricted Stock shall have rights of a shareholder except to the extent that those rights are limited by the terms of the Plan and the agreement relating to the Restricted Stock.  No provision of the Plan, document relating to the Plan, or transaction hereunder shall confer upon any Participant any right to continue to serve as a director of the Company or in any other capacity with the Company or a subsidiary or to be nominated for reelection as a director, or interfere in any way with the right of the Company to increase or decrease the amount of any compensation payable to such Participant.  Subject to the limitations set forth in Section 13(a), the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

(h)           Continued Service as an Employee.  If a Participant ceases to serve as a director and, immediately thereafter, is employed by the Company or any subsidiary, then such Participant will not be deemed to have ceased to serve as a director at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service as a director; provided, however, that, for purposes of Section 5, such former director will not be deemed to be a non-employee director eligible for further grants of awards.

(i)           Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any agreement under the Plan shall be determined in accordance with the Pennsylvania Business Corporation Law, to the extent applicable, other laws (including those governing contracts) of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable federal law.

(j)           Limitation.  A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of Restricted Stock, Options, RSUs or Deferred Shares, and neither the Company, the Board nor the Administrator shall be liable or responsible therefor.

(k)           Severability.  In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

(l)           Nonexclusivity of the Plan.  The adoption of the Plan by the Board shall not be construed as creating any limitation on the power of the Board to adopt such other compensatory arrangements for directors as it may deem desirable.

(m)           Effective Date and Plan Termination.  The Plan, as amended and restated herein, shall be effective as of the Effective Date.  Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding awards or Accounts under the Plan.

Approved by the Board of Directors June 21, 2007